Exhibit 10.20

August 4, 2003

Benjamin P. Lewis, Ph.D., R.Ph., RAC
24137 Newbury Road
Gaithersburg, MD 20882

Re:	Offer Letter

Dear Ben:

Prestwick Pharmaceuticals, Inc., a Delaware corporation (the “Company”) is pleased to offer you the position of Senior Director, Regulatory Affairs. While we do not want to burden the employment relationship with unnecessary formalities, we think it is best for employment terms to be made clear from the beginning of the relationship. Accordingly, the terms of the Company’s employment offer are as follows:

As Senior Director, Regulatory Affairs, you will be responsible for all regulatory affairs of Prestwick Pharmaceuticals. You will report to Kathleen Clarence-Smith, President, Research and Development. The Company may change your position and duties from time-to-time as it deems necessary.

You will be compensated at a rate of $155,000 per year, less payroll deductions and other withholdings required by law. A special bonus of $25,000 will be paid to you upon FDA approval of tetrabenazine. You may also be eligible for stock options at the Company’s discretion. You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical, dental and vision insurance, participation in the Company’s 401(k) plan, short and long term disability, 20 Paid Time Off (PTO) days, and national holidays. The Company may modify compensation and benefits at any time, as permitted by law.

As a Company employee, you will be expected to abide by Company rules and regulations and sign and comply with the attached Proprietary Information, Inventions and Non-Solicitation Agreement, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Normal business hours are from 9:00 a.m. to 6:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work the hours as required by the nature of your work assignments.

The Company believes that the best work environment is one where both you and the Company voluntarily agree to work together. Therefore, you may terminate your employment with Company at any time and for any reason whatsoever simply by notifying Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Additionally, this employment offer is subject to your presentation of satisfactory proof of your right to work in the United States, as required by law.

This letter, together with your Proprietary Information, Inventions and Non-Solicitation Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company.

Please sign and date this letter, and return it to me by August 15, 2003, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on September 2, 2003.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Robert S. Whitehead
President, Chief Executive Officer

I have read this offer and I understand and I accept its terms:

Benjamin P. Lewis, Ph.D., R.Ph., RAC

Date

Attachment:
Proprietary Information, Inventions and Non-Solicitation Agreement